Exhibit 1.A(12)

                            DESCRIPTION OF ISSUANCE,
                       TRANSFER AND REDEMPTION PROCEDURES
           FOR INDIVIDUAL AND LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE
                        UNIVERSAL LIFE INSURANCE POLICIES
                                    ISSUED BY
                        TIAA-CREF LIFE INSURANCE COMPANY

     This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii), that will be followed by TIAA-CREF Life Insurance Company (the "Company") in connection with the issuance of its individual and last survivor flexible premium variable universal life insurance policy ("Policy" or "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy ("Owners") of their interests in those Policies. Terms used herein have the same definition as in the prospectus for the Policy that is included in the current registration statement on Form S-6 for the Policy (File No. 333-62162) as filed with the Securities and Exchange Commission ("Commission" or "SEC").

I. PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE POLICIES AND ACCEPTANCE OF PREMIUMS

     A.   OFFER OF THE POLICIES, APPLICATION, FIRST PREMIUM, AND ISSUANCE

          OFFER OF THE POLICIES. The Policies are offered and issued pursuant to underwriting standards in accordance with state insurance laws. The Premiums for the Policies are not the same for all Owners with the same Face Value. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Owner pays Premiums commensurate with the Insured's mortality risk as actuarially determined utilizing factors such as an Insured's Underwriting Class, Issue Age, death benefit option, number of full years insurance has been in force, and, in most states, sex. Uniform Premiums for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there is no uniform Premium for all Insureds, there is a uniform Premium for all Insureds of the same Underwriting Class, Issue Age, death benefit option, gender, and Face Amount.

          APPLICATION. Persons wishing to purchase a Policy must submit a completed application to the Company's Administrative Office. The application must specify the name of the Insured(s) and provide certain required information about the Insured(s). The application generally must designate Premium allocation percentages, Face Amount, and name the Beneficiary. The minimum first Premium depends on a number of factors including the Issue Age, sex (in most states), and Underwriting Class of the proposed Insured and the Face Amount. The Company determines the minimum first Premium for a Policy based on the Issue Age of the Insured when the Policy is issued. The minimum Face Amount for a single life Policy is $100,000, and $250,000 for a last survivor


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          Policy. Generally, the Policy is available for Insureds between Issue
          Ages of 0-80 for a single life Policy and 30-80 for a last survivor Policy.

          RECEIPT OF APPLICATION AND UNDERWRITING. Upon receipt of a completed application in good order from an applicant, the Company will follow its established insurance underwriting procedures for life insurance designed to determine whether the proposed Insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed Insured before a determination can be made.

          The underwriting process determines the Insured's Underwriting Class. The Company currently places Insureds into one of the following classes: preferred non-tobacco, select non-tobacco, or select tobacco. Insureds can also be placed into one of a number of substandard non-tobacco or substandard tobacco classes. Substandard classes reflect higher mortality risks.

          Juveniles will be classified as standard tobacco until Attained Age
          20. Shortly before an Insured attains age 20, the Company will notify the Insured about reclassification and will send the Insured an application for change in Underwriting Class. If the Insured does not qualify as a preferred non-tobacco or select non-tobacco or does not return the application, cost of insurance rates for select tobacco will be used. However, if the Insured returns the application and qualifies as a preferred non-tobacco, the cost of insurance rates will be changed to reflect the preferred non-tobacco classification. If the Insured returns the application and qualifies as a select non-tobacco, the cost of insurance rates will reflect the select non-tobacco classification.

          The Company reserves the right to reject an application for any reason permitted by law. The Company will notify the owner when the underwriting process has been completed. The minimum first premium may not be paid and insurance coverage will not take effect prior to that time.

          ISSUANCE OF POLICY. Generally, when the underwriting process has been completed, the original application has been approved, and the minimum first Premium has been received, the Policy is issued. This is the Issue Date. The Issue Date is the date when the Company's underwriting process is complete and the Company issues the Policy at its Administrative Office. The Issue Date is shown on the specifications page of the Policy and is the date used to measure suicide and contestable periods. It is also the date when the Company will credit the first Premium to the Policy.

          The Policy Date of a Policy is its effective date as set forth in the Policy. The Policy Date is used to determine the Monthly Charge Date and Policy Years. The Policy Date is generally the same as the Issue Date but, subject to state approval, may be another date agreed to by the Company and the proposed Insured(s).


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          Insurance coverage under the Policy will take effect only if the proposed Insured on a single life Policy or the proposed Insureds on a last survivor Policy are alive and in the same condition of health as described in the application when the Company delivers the Policy to them, and if the minimum first Premium has been paid. (See "Backdating" below for additional information.)

          MINIMUM FIRST PREMIUM. The minimum first Premium is due on or before the date the Policy is delivered. No insurance will take effect until the minimum first Premium is paid, and the health and other conditions of the Insured(s) described in the application must not have changed. The Company may accept money from another life insurance contract that qualifies for a tax-free exchange under Section 1035 of the Code as part of a first Premium, contingent upon receipt of the cash from that contract.

          BACKDATING. The Company may sometimes backdate a Policy, if the Owner requests, by assigning a Policy Date earlier than the Issue Date so that the Owner can be considered to have a younger Issue Age. The Company will not backdate a Policy more than six months prior to the Issue Date. For a backdated Policy, monthly deductions will begin on the backdated Policy Date. The Owner will therefore incur charges for the period between the Policy Date and the Issue Date as though full insurance coverage is in effect during this period, even though full coverage does not in fact begin until the Issue Date.

     B.   ADDITIONAL PREMIUMS

          1. PLANNED PREMIUMS. When applying for a Policy an applicant will elect to pay Premiums on a monthly, quarterly, semiannual, annual or single sum basis. However, Premiums do not have to be paid according to any schedule. An Owner has the flexibility to determine the frequency and the amount of the Premiums paid, and can change the planned periodic Premium at any time. If Premiums are paid pursuant to a Premium reminder notice, the address for payment will be enclosed with the notice or Premium payments can be sent to the Company's Administrative Office.

          2. PREMIUM FLEXIBILITY. Prior to the Policy's Final Policy Date, additional Premiums may be made at any time and in any amount equal to or greater than $25.

               The Company reserves the right to limit total Premiums allocated to the Fixed-Rate Account under a Policy to $500,000 a year. The Company may limit or refund all or part of a Premium if:

               o The Premium would disqualify the Policy as a life insurance contract under the Code;


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               o    The Premium would cause the Policy to become a MEC under the
                    Code; or

               o The Premium would cause an immediate increase in the death benefit as a result of Section 7702 of the Code (unless the Company is provided with satisfactory evidence of insurability).

               If a Policy has an Outstanding Loan Amount, any payments sent to the Company will be credited as Premium payments unless the Company receives Acceptable Notice for the payments to be applied as loan repayments.

               ELECTRONIC PAYMENTS. An Owner may choose to have Premium payments automatically deducted periodically from a Bank account under the automatic payment plan.

          3. REFUND OF EXCESS PREMIUM AMOUNTS. If the Guideline Premium Test is used to test if the Policy qualifies as life insurance under the Code, total Premium payments may not exceed certain stated limits. The Company has established procedures to monitor whether aggregate Premiums paid under a Guideline Premium Test Policy exceeds those limits. If a Premium is paid that would result in total Premiums exceeding these limits, the Company will accept only that portion of the Premium that would make total Premiums equal the maximum amount that may be paid under the Policy. The Company will not refund any Premium necessary to keep the Policy in force.

          4. MODIFIED ENDOWMENT CONTRACTS. Prior to the Policy Date, if the Company finds that an Owner's planned periodic Premium schedule would cause the Policy to exceed the "seven-pay limit" rules and become subject to special tax treatment as a MEC under Section 7720A of the Code, the Company will notify the Owner and request further instruction. If the Owner does not reduce the planned periodic Premium to a level that avoids classification as a MEC, the Company will issue the Policy based on the planned periodic Premium the Owner selected. If the Owner chooses to alter the selected planned periodic Premium schedule, the Company will then issue a Policy based on the revised planned periodic Premiums.

               After the Policy Date, if the Company discovers that a Premium payment has been made that would cause a Policy to become a MEC, the Company will place the Premium amount in a suspense account. This amount will not be applied to the Policy unless and until the Owner acknowledges that he or she knows that the Policy will become a MEC and nevertheless wishes to apply this amount to the Policy. Similarly, instructions regarding withdrawals, changes in death benefit options, or changes in


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               Face Amounts that would result in a Policy becoming a MEC will not be honored until the Owner acknowledges that he or she knows that the Policy will become a MEC and nevertheless wishes the Company to effect the transaction. If a Policy inadvertently becomes classified as a MEC, and the Owner does not want the Policy to be a MEC, the Company will attempt to enable the Policy to continue to meet the seven-pay test for federal income tax purposes (and not be a MEC) by refunding any excess Premiums and related earnings to the Owner. It is not clear, however, that the Company can take effective action in all possible circumstances to prevent a Policy that has exceeded the applicable Premium limitation from being classified as a MEC.

     C.   CREDITING PREMIUMS

          On the Issue Date, the Company will credit to the Policy the first Premium, less the Premium expense charge, minus any Monthly Charge due. In states that require the refund of all Premiums on return of a Policy during the Right to Cancel Period, the Company will allocate this amount to the Fixed-Rate Account. In these states, the Company also will allocate all subsequent Net Premiums (I.E., the Premium less the Premium expense charge) received at the Administrative Office during the Right to Cancel Period to the Fixed-Rate Account.

          The Premium(s) will remain in the Fixed-Rate Account for the number of days in the applicable state free look period plus 5 days. On the fifth day following the end of the Right to Cancel period, the Company will reallocate all Policy Value (at the Unit value next determined) from the Fixed-Rate Account to the Investment Accounts and Fixed-Rate Account options in accordance with current allocation instructions. If the fifth day following the end of the Right to Cancel Period is not a Business Day, the Company will allocate Policy Value among the Investment Accounts using Unit values as of the immediately preceding Business Day. The Company invests all Net Premiums paid thereafter as of the Business Day the Company receives the payment at its Administrative Office based on the allocation percentages then in effect. For the limited purpose of allocating Policy Value on the fifth day following the end of the Right to Cancel Period, the Company will assume that the Right to Cancel Period begins on the day it sends the owner the Policy.

          On any Business Day that the Company credits Net Premiums or transfers Policy Value to an Investment Account, the Company will convert the dollar amount of the Net Premium (or transfer) into Investment Account Units. The Company determines the number of Units to credit to, or subtract from, a Policy by dividing the dollar amount of the transaction by the Unit value for that Investment Account


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          at the end of that Business Day. Unit values on any non-Business Day are determined using the Unit values as of the most recent Business
          Day.

          The Company determines a Unit value for each Investment Account to reflect how investment performance affects the Policy Value. Unit values will vary among Investment Accounts. The Unit value may increase or decrease from one Business Day to the next. The Unit value of any Investment Account at the end of any Business Day equals:

          o the Unit value of the Investment Account on the immediately preceding Business Day; MULTIPLIED BY

          o the net investment factor for that Investment Account on that Business Day.

          The net investment factor measures the investment performance of an Investment Account from one Business Day to the next; increases to reflect investment income and capital gains (realized and unrealized) for the shares of the underlying Portfolio; and decreases to reflect any capital losses (realized and unrealized) for the shares of the underlying Portfolio, as well as the mortality and expense risk charge, the administrative expense charge, and the investment advisory fee.

     D.   POLICY LAPSE AND REINSTATEMENT

          LAPSE. When the Cash Surrender Value is not enough to pay the Monthly Charge, the Policy will enter a Grace Period. If the Insured on a single life Policy or the Last Insured on a last survivor Policy dies during the Grace Period, the Death Benefit Proceeds will be paid and reduced by the amount of the due and unpaid charges. When a Policy enters a Grace Period, the Company will mail the Owner a Premium reminder notice at least 15 days prior to Lapse that indicates the necessary payment amount and final payment date to prevent Lapse.

          A Policy will not Lapse if a payment that is sufficient to make the Cash Surrender Value positive is made before the end of the Grace Period. If a Policy Lapses, all coverage under the Policy will be terminated and no benefits will be received pursuant to the Policy.

          REINSTATEMENT. Any Lapsed Policy that has not been Surrendered may be reinstated at any time while the Insured on a single life Policy or the Last Insured on a last survivor Policy is alive and within 3 years (5 years in Missouri and North Carolina) after the end of the Grace Period (and prior to the Final Policy Date) if all of the following items are received at the Company's Administrative Office:

          o    An Acceptable Notice requesting reinstatement;

          o Evidence of insurability that has been deemed satisfactory by the Company;


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          o    Payment or reinstatement of any Outstanding Loan Amounts as of the date of Lapse; and

          o Payment of an amount that is sufficient to make the Policy's Cash Surrender Value positive, with any unpaid Monthly Charges on the date of Lapse in states other than Pennsylvania accruing interest at an annual effective rate of 6% from the date of Lapse to the date of reinstatement.

          The effective date of reinstatement is the later of the date the application for reinstatement is approved by the Company or the date the Company receives the payment required for reinstatement. A reinstated Policy will have the same Policy Date as it had prior to the Lapse. The Policy Value on the date of reinstatement will equal the amounts paid at reinstatement decreased by any Outstanding Loan Amount repayment, any unpaid Monthly Charges with interest, and any Premium expense charge.

     E. ALLOCATIONS OF FIRST PREMIUM AMONG THE INVESTMENT ACCOUNTS AND THE FIXED-RATE ACCOUNT

          THE SEPARATE ACCOUNT. An Owner may allocate Premiums to one or more of the Investment Accounts of TIAA-CREF Life Separate Account VLI-1 (the "Separate Account"). The Separate Account currently consists of five Investment Accounts, the assets of which are used to purchase shares of one of the corresponding investment portfolios of the TIAA-CREF Life Funds (the "Fund"). The Fund is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

          The Company can add new Investment Accounts in the future that would invest in other Fund Portfolios or other funds. The Company does not guarantee that the Separate Account, any existing Investment Account, or any Investment Account added in the future will always be available. The Company reserves the right to add or close Investment Accounts, substitute another fund or portfolio (which may have different expenses) without Owner consent, or combine Investment Accounts or portfolios. Substitutions and Investment Account closings may be made with respect to existing investments or the investment of future Premiums, or both. However, no substitution will be made without any necessary approval of the Commission. The Fund may discontinue offering its shares to the Investment Accounts. The Company also has the right to make other structural and operational changes affecting the Separate Account and the Policy.

          When an Owner allocates an amount to an Investment Account (either by Premium allocation, transfer of Policy Value, or repayment of an Outstanding Loan Amount), the Policy is credited with Units in that Investment Account. The number of Units is determined by dividing the dollar amount allocated, transferred, or repaid to the Investment Account by the Investment Account's Unit value when the allocation, transfer, or repayment is effected. An Investment


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          Account's Unit value is determined for each Business Day by multiplying the Unit value for an Investment Account for the prior Business Day by the net investment factor for the Investment Account for the current Business Day. The Unit value for each Investment Account was arbitrarily set at an initial value at the time the Investment Account commenced operations. The net investment factor is an index used to measure the investment performance of an Investment Account from one Business Day to the next.

          THE FIXED-RATE ACCOUNT. Owners also may allocate Net Premiums to the Fixed-Rate Account. The Fixed-Rate Account is part of the Company's general account and is subject to the Company's general liabilities from business operations. The Company guarantees that the amounts allocated to the Fixed-Rate Account will be credited interest daily at a net effective annual interest rate of at least 3%. The principal less charges and deductions is also guaranteed by the Company. The Company will determine any interest rate credited in excess of the guaranteed rate at its sole discretion.

          The Fixed-Rate Account value will not directly share in the investment performance of the Company's general account.

          ALLOCATIONS AMONG INVESTMENT OPTIONS. Premiums are allocated to the Investment Options in accordance with the following procedures:

          GENERAL. In the application for the Policy, the Owner will instruct the Company to allocate the Net Premiums to one or more accounts offered under the Investment Options. Each allocation percentage must be a whole number, and the sum of the allocation percentages must equal 100%. Net Premiums will be allocated according to the Owner's current Premium allocation instructions as of the Business Day the Company receives Acceptable Notice of those instructions at its Administrative Offices.

          Allocation instructions for additional Net Premiums may be changed without charge by the Owner providing the Company with Acceptable Notice. Any change in allocation instructions will be effective on the Business Day the Company receives the request.

          ALLOCATION TO THE FIXED ACCOUNT. In states that require that all payments be refunded if an Owner returns its Policy during the Right to Cancel Period, the Company will allocate Net Premiums received at its Administrative Office during the Right to Cancel Period to the Fixed-Rate Account. On the fifth day following the end of the Right to Cancel Period, the Company will allocate the Policy Value among the Investment Accounts as indicated in the current Premium allocation instructions. If the fifth day following the end of the Right to Cancel Period is not a Business Day, the Company will allocate Policy Value among the Investment Accounts using Unit values as of the immediately preceding Business Day. All


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          Net Premiums paid thereafter will be invested based on the allocation percentages then in effect. For the limited purpose of allocating Policy Value on the fifth day following the end of the Right to Cancel Period, it will be assumed that the Right to Cancel Period begins on the day the Company sends the Owner the Policy.

     F.   LOAN REPAYMENTS AND INTEREST PAYMENTS

          REPAYING LOAN AMOUNT. The Owner may repay all or part of the Outstanding Loan Amount at any time while the Policy is in force and an Insured is living. The Outstanding Loan Amount is equal to the amount in the Loan Account plus any unpaid and accrued interest on that amount. Loan repayments must be sent to the Company's Administrative Office and will be credited as of the Business Day received. Loan repayments must be at least $100, or the total Outstanding Loan Amount, if less. Any Outstanding Loan Amount will be deducted from the Policy Value upon Surrender, and from the Death Benefit Proceeds payable on the death of the Insured on a single life Policy or the Last Insured on a last survivor Policy.

          ALLOCATION FOR REPAYMENT OF POLICY LOANS. On the Business Day the Company receives a repayment of all or part of an Outstanding Loan Amount, the Company will compare the Outstanding Loan Amount to the amount of payment. Any amount in excess of the Outstanding Loan Amount will be transferred to the Fixed-Rate Account and the Investment Accounts in accordance with the then effective Premium allocation instructions, or as directed by the Owner.

          INTEREST ON LOAN RESERVE. The amount in the Loan Account will be credited with interest (the "earned interest rate") for the first 15 Policy Years at a minimum annual interest rate of 2% less than the charged interest rate then in effect. The earned interest rate will never be less than 3%. The "charged interest rate" is the interest the Company charges on a loan. The Company sets the charged interest rate as of the beginning of the Policy Year and the rate applies for the entire Policy Year. For the first 15 Policy Years, the charged interest rate equals a maximum annual interest rate of the greater of 4% or the published monthly average of corporate bond yields for the calendar month ending two months before the month in which a Policy Year begins. After the first 15 Policy Years the amount in the Loan Account will be credited with a minimum annual interest rate of 0.5% less than the charged interest rate then in effect.

II.  TRANSFERS

     A.   TRANSFERS AMONG THE INVESTMENT ACCOUNTS AND THE FIXED ACCOUNT

          The Owner may transfer between and among the Investment Options. The Investment Option value is the amount available for transfer. The Company determines this amount at the end of the Business Day it receives an Acceptable


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          Request for transfer. The following is a list of features that apply to transfers under a Policy:

          o At least $250, or the total value in the Investment Account or Fixed-Rate Account that is being transferred from, if less, must be transferred.

          o The Company reserves the right to deduct $25 for the 13th and each additional transfer in a Policy Year. This amount will be deducted from the balance of the account to which the amount is transferred. Transfers due to dollar cost averaging, loans, the exchange privilege, change in Investment Account investment policy, or the initial reallocation of account values from the Fixed-Rate Account do not count as transfers for the purpose of assessing the transfer charge.

          o Each request is considered a single transfer, regardless of the number of Investment Option accounts involved. If the transfer targets more than one Investment Option, any transfer charge will be deducted from all of the target options in proportion to the amount transferred into each option.

          o The transfers are processed based on Unit values determined at the end of the Business Day when the Company receives the transfer request. Any transfer request received by the Company after the end of a Business Day will be processed based on the Unit value determined at the end of the next Business Day.

          o If there is not enough Policy Value in the account to cover a transfer, the amount remaining in that account will be transferred. If amounts are being transferred from more than one account, the amount remaining in the account will be transferred to the accounts in proportion to the transfer instructions.

          o The Company reserves the right to restrict transfers from any one account to one transfer within a 90-day period.

     B.   DOLLAR COST AVERAGING

          An Owner may elect to participate in a dollar cost averaging program in a form acceptable to the Company. This strategy spreads the allocation of Premiums into the Investment Accounts over a period of time by systematically and automatically transferring, on a periodic basis, specified dollar amounts from the Fixed-Rate Account to any Investment Account(s).

          Owners elect to have transfers made on a monthly or quarterly basis. If no timing basis is selected, transfers will be made monthly. Equal amounts (minimum of


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          $100) are automatically transferred from the Fixed-Rate Account to designated "target accounts" in percentages selected by the Owner. An Owner may elect multiple target accounts.

          In most states, the first transfer will take place on the first Monthly Charge Date after the Company's receipt of an Acceptable Request. In states that require the Company to refund payments made during the Right to Cancel Period, the first transfer will be made on the first Monthly Charge Date after the later of: (a) the end of the Right to Cancel Period, or (b) the Company's receipt of a request to start the program.

          The Owner decides how many scheduled transfers to make, although a minimum of six transfers is required for this program. If no number of transfers is chosen, transfers will be made until there is no Policy Value remaining in the Fixed-Rate Account. There will be no charge for any transfers made under this program.

          The Company reserves the right to only allow Owners to start one dollar cost averaging program in any Policy Year.

          Dollar cost averaging will end if: (1) the Company receives an Acceptable Request to cancel the participation; (2) the value of the Fixed-Rate Account is insufficient to make the transfer; or (3) the specified number of transfers has been completed.

          Owners will receive a notice of transfers made under the dollar cost averaging program in their quarterly statement. Owners are responsible for reviewing the quarterly statement to verify that the transfers are being made as requested. There is no additional charge for dollar cost averaging. A transfer under this program is not considered a transfer for purposes of assessing any transfer fee.

          The Company may at any time modify, suspend, or discontinue the dollar cost averaging program.

     C.   TRANSFER ERRORS

          In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts transferred among the Investment Accounts and the Fixed-Rate Account, except for de minimis amounts. The Company will correct non-de minimis errors it makes and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by the Company. The Company will take any gain resulting from the error.


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III. "REDEMPTION" PROCEDURES

     A.   RIGHT TO CANCEL PERIOD

          A Policy may be cancelled during the Right to Cancel Period if the Owner returns the Policy and provides the Company with Acceptable Notice at its Administrative Office. The Right to Cancel Period is generally determined by state law, is stated on each Policy's cover page, and will begin when the Policy is delivered. A Policy cancelled during the Right to Cancel Period will be treated as if it were never issued. Within seven days after the Company receives the returned Policy, the Company will pay a refund. The Company will refund an amount equal to the sum of:

          o The Policy Value as of the Business Day the Company received the returned Policy and Acceptable Notice;

          o    Any Premium expense charges deducted from Premiums paid;

          o    Any Monthly Charges charged against the Policy Value; and

          o    An amount reflecting other charges deducted under the Policy.

          Where state law requires, the refund will be equal to all payments made to the Policy being cancelled.

     B.   SURRENDERS

          REQUESTS FOR SURRENDER VALUE. The Owner may request to Surrender a Policy for its Cash Surrender Value as calculated at the end of the Business Day at any time, subject to the following conditions: an Insured must be alive, the Policy must be in force when the request is made, and the Company may require that the Policy be returned. The Surrender will take effect and the Policy will terminate on the date the Company receives the request. Once a Policy is Surrendered, all coverage and other benefits under it cease and cannot be reinstated. The Cash Surrender Value is generally paid in a lump sum within 7 days after the Company receives the Acceptable Request. An alternative method of payment may be requested. The Cash Surrender Value equals the sum of the values in the Investment Accounts, Fixed-Rate Account and Loan Account minus any Outstanding Loan Amount.


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     C.   TERMINATION

          The Policy will terminate on the earliest of:

          o    The end of the Grace Period without a sufficient payment;

          o The date the Insured on a single life Policy or the Last Insured on a last survivor Policy dies;

          o The effective date of the exchange of this Policy for a paid-up life insurance policy;

          o The date this Policy is exchanged for another life insurance or annuity policy; or

          o    The date the Policy is Surrendered.

     D.   PARTIAL WITHDRAWALS

          WHEN WITHDRAWALS ARE PERMITTED. After the first Policy Year, the Owner may make a request to withdraw part of the Cash Surrender Value, subject to the following conditions:

          o The Owner must request at least $1,000 or the entire value in a specified account, if less.

          o An Insured must be alive and the Policy must be in force when the request is made.

          o The Owner can specify the account from which to make the partial withdrawal. Otherwise, the Company will deduct the amount from the accounts available under the Investment Options in proportion to the Policy Value attributable to each account before the partial withdrawal.

          o The Company reserves the right to restrict each Policy to one withdrawal from any one account within a 90-day period.

          o The Company will process the withdrawal at the Unit values next determined after the request is received.

          o The Company generally will pay a partial withdrawal request within seven days after the Business Day it received the request.

          o If a partial withdrawal would cause a Policy to be classified as a MEC under the Code, the Company will not process the partial withdrawal until it receives an Acceptable Notice with specific instructions to that effect.

          o If a partial withdrawal would cause the Policy to fail to qualify as life insurance under the Code, the amount of the withdrawal may be reduced or the Policy may be Surrendered.

          EFFECT OF WITHDRAWAL ON DEATH BENEFIT. A partial withdrawal will reduce the Policy Value by the amount of the partial withdrawal. Accordingly, a partial withdrawal can affect the Face Amount, death benefit, and net amount at risk. If death benefit Option 1 is in effect, the Company will reduce the Face Amount by the amount of the partial withdrawal. Any decrease in Face Amount due to a partial withdrawal will reduce the Initial Face Amount and any increases in Face Amount in proportion to the Face Amount before the partial withdrawal. If a partial withdrawal would cause the Face Amount to be less than the minimum Face Amount, the Owner may either reduce the amount of the partial withdrawal or Surrender the Policy for its Cash Surrender Value. A partial cash withdrawal can not reduce the Face Amount if death benefit Option 2 is in effect.

     E.   LAPSES

          A Policy may enter a Grace Period and possibly Lapse if its Cash Surrender Value is not enough to pay the Monthly Charge. A Policy will not Lapse if a payment is made before the end of a Grace Period that makes the Cash Surrender Value positive. If a Policy Lapses, all coverage under the Policy will terminate and no benefits will be received.

     F.   EXCHANGES

          In some states, Owners may exchange a Policy for a paid-up life insurance policy on the life of the Insured(s) if the Insured or Insured(s) are still alive and the Policy has a Cash Surrender Value greater than zero. Any such exchanges will be subject to the following procedures and restrictions:

          o The exchange will become effective on the next Policy Anniversary after the Company receives an Acceptable Request for the exchange.

          o All coverage previously provided under the Policy and any attached riders will end.

          o In the Policy's place, the paid up life insurance policy will provide the Owner with a level death benefit. The amount of the death benefit will be determined by what the Policy Value can purchase at that age, gender, and most recent

               Underwriting Class of the person or persons Insured by the Policy, based on a 3% interest rate and guaranteed cost of insurance charges.

          o Any Outstanding Loan Amount will be continued under the paid-up life insurance policy. The Death Benefit Proceeds will continue to be reduced by any Outstanding Loan Amount.

          o No Premiums will be accepted under the paid-up life insurance policy.

          o The paid-up life insurance policy will have a Policy Value and an amount available for loans. The Company will send the Owner policy pages reflecting the guaranteed minimum levels of these amounts.

          o If there is a withdrawal from the paid-up life insurance policy, the Company will reduce its Policy Value and death benefit. The Policy Value will be reduced by the amount of the withdrawal. The new death benefit will be the old death benefit multiplied by the ratio of the Policy Value after the change to the Policy Value before the change. The Company will send the Owner new policy pages reflecting the new values.

          o If this option is elected, the Owner may still exercise the right to accelerate the death benefit.

     G.   PREMIUM EXPENSE CHARGE, MONTHLY CHARGE, DAILY CHARGES, AND TAXES

          The Company makes certain charges and deductions under the Policy. These charges compensate the Company for the services and benefits it provides, costs and expenses it incurs, and the risks it assumes in connection with the Policy. These deductions consist of three components: (a) the Premium Expense Charge, (b) the Monthly Charge, and (c) daily charges.

          If these charges do not cover the Company's actual costs, the Company absorbs the loss. Conversely, if there is excess, the excess is added to the Company's surplus. The Company expects to profit from these charges and may use these profits for any lawful purpose including covering distribution expenses.

          PREMIUM EXPENSE CHARGE. Prior to allocation of Net Premiums, the Company deducts a Premium expense charge from each Premium to compensate it for certain taxes. The Premium expense charge currently equals 4% of each Premium, and the Company may increase this charge to a maximum of 6% of each Premium payment.

          THE MONTHLY CHARGE. A Monthly Charge from the Policy Value on the Policy Date and on each Monthly Charge Date prior to the Final Policy Date will be made by the Company. The Monthly Charge will be deducted from each Investment Option on a pro rata basis. If the Policy Date is set prior to the Issue Date, a Monthly Charge will accrue on the Policy Date and on each Monthly Charge Date until and including the Issue Date. On the Issue Date, these accrued Monthly Charges will be deducted from the Policy Value. The Company will then deduct a Monthly Charge from the Policy Value on each Monthly Charge Date thereafter as described above.

          The Monthly Charge has 4 components:

          o    the monthly policy unit charge;

          o    the monthly policy fee;

          o    the monthly cost of insurance charge; and

          o    charges for any riders.

          POLICY UNIT CHARGE. A policy unit charge is deducted each month during the first 15 Policy Years (and during the 15 years following an increase in Face Amount) at the annual rate of $0.60 per $1,000 of Face Amount (or increase in Face Amount). On a last survivor Policy, the policy unit charge is deducted each month during the first 20 Policy Years (and during the 20 years following an increase in Face Amount) at the annual rate of $0.96 per $1,000 of Face Amount (or increase in Face Amount).

          The policy unit charge compensates the Company for administrative and operating expenses that vary with the size of the Policy. The policy unit charge may be increased but may not exceed the following rates:

          ===================================================================
                                  |   ISSUE   |    POLICY  |   AMOUNT
                                  |   AGES    |    YEARS   | (PER $1,000)
          ------------------------|-----------|------------|-----------------
          SINGLE LIFE POLICY      |   0-9     |     1-15   |    $0.84
                                  |           |     16+    |    $0.24
                                  |-----------|------------|----------------
                                  |   10-29   |     1-15   |    $0.96
                                  |           |     16+    |    $0.36
                                  |-----------|------------|----------------
                                  |   30-49   |     1-15   |    $1.08
                                  |           |     16+    |    $0.48
                                  |-----------|------------|-----------------
                                  |   50+     |     1-15   |    $1.20
                                  |           |     16+    |    $0.60
          ------------------------|-----------|------------|-----------------
          LAST SURVIVOR POLICY    |   30-39   |     1-20   |    $0.96
                                  |           |     21+    |    $0.00
                                  |-----------|------------|-----------------
                                  |   40-49   |     1-20   |    $1.20
                                  |           |     21+    |    $0.24
                                  |-----------|------------|-----------------
                                  |   50+     |     1-20   |    $1.50
                                  |           |     21+    |    $0.5
          ===================================================================

          POLICY FEE. A monthly policy fee that varies by Issue Age and Policy Year is charged to compensate the Company for administration and operating expenses that do not vary with the size of the Policy. The following are the annualized policy fees:

          ===================================================================
                                  |   ISSUE   |    POLICY  |   PER POLICY
                                  |   AGES    |    YEARS   |      FEE
          ------------------------|-----------|------------|-----------------
          SINGLE LIFE POLICY      |    0-24   |      1-4   |      $150
                                  |           |      5+    |      $120
                                  |-----------|------------|-----------------
                                  |    25-29  |      1-3   |      $198
                                  |           |      4+    |      $102
                                  |-----------|------------|-----------------
                                  |    30-49  |      1-2   |      $300
                                  |           |      3+    |      $84
                                  |-----------|------------|-----------------
                                  |    50+    |      1     |      $600
                                  |           |      2+    |      $72
                                  |-----------|------------|-----------------
          LAST SURVIVOR POLICY    |    30-34  |      1-3   |      $324
                                  |           |      4+    |      $72
                                  |-----------|------------|-----------------
                                  |    35-49  |      1-2   |      $492
                                  |           |      3+    |      $72
                                  |-----------|------------|-----------------
                                  |    50+    |      1     |      $996
                                  |           |      2+    |      $72
          ===================================================================

          In no event will the policy fees imposed exceed the annualized rates provided above.

          COST OF INSURANCE CHARGE. The Company deducts a monthly cost of insurance charge to compensate it for providing the death benefit. The charge depends on a number of variables (including the Issue Age, Underwriting Class, Policy Year, Policy Value, death benefit option, Face Amount, and in most states, sex), that cause it to vary from Policy to Policy and from Monthly Charge Date to Monthly Charge Date.

          The cost of insurance charge is equal to:

          o    The monthly cost of insurance rate; MULTIPLIED BY

          o    The Policy's net amount at risk on the Monthly Charge Date.

          The net amount at risk is equal to:

          o The death benefit divided by an interest discount factor on the Monthly Charge Date; MINUS

          o    The Policy Value on the Monthly Charge Date.

          Monthly cost of insurance charges are calculated after the Monthly Charges for the policy unit charge and policy fee. However, depending on the particular rider attached to the Policy, the Monthly Charge for that rider may be calculated either before or after the monthly cost of insurance charge. Any rider attached to the Policy will specify the order in which the Monthly Charge for that rider is calculated.

          The cost of insurance charge is calculated separately for the Initial Face Amount and for any increases in Face Amount. If an increase in a Policy's Face Amount is approved, then a different Underwriting Class and a different cost of insurance rate may apply to the increase, based on an Insured's circumstances at the time of the increase.

          Net amount at risk is calculated separately for the Initial Face Amount and for any increase in Face Amount. In determining each net amount at risk, Policy Value is allocated among the Initial Face Amount and any increments of Face Amount in Proportion to the total Face Amount. If the death benefit is increased because of the requirements of Section 7702 of the Code, such increase will be allocated among the Initial Face Amount and any increments of Face Amount in proportion to the total Face Amount.

          CHARGES FOR RIDERS. The Monthly Charge includes charges for any supplemental insurance benefits added to a Policy by rider.

          CERTAIN DAILY CHARGES. Daily charges are deducted from each Investment Account (but not the Fixed-Rate Account) to cover certain mortality and expense risks, and for certain administrative expenses.

          The mortality and expense risk charge is equal to the assets in each Investment Account, multiplied by 0.0002740%, which is the daily portion of the annual mortality and expense risk charge rate of 0.10% during all Policy Years.

          The administrative expense charge is equal to the assets in each Investment Account, multiplied by 0.0005479%, which is the daily portion of the annual administrative expense charge of 0.20% during all Policy Years.

          POLICY COST FACTORS. The Company may change monthly cost of insurance rates, excess interest rates, Premium expense charges, policy fees, mortality and expense risk charges, administrative expense charges, rider charges and policy unit charges. Any change will be determined in accordance with the procedures and standards on file with the insurance department of the state in which this policy is delivered. Any changes in policy cost factors will be based on changes in future expectations for: (1) mortality; (2) expenses; (3) persistency; (4) investment earnings; (5) federal taxes; and (6) state or local taxes.

          Changes in policy cost factors will be determined prospectively, will not occur because of a change in an Insured's health or occupation, and will not be made to recoup any prior losses. The Company will not change policy cost factors more frequently than once a month. The Company will review the Policy for a class of Insureds to determine whether an adjustment in policy cost factors should be made at least once a year for interest and at least once every five Policy Years for other policy cost factors.

          TAXES. Under current federal income tax law, as a life insurance company, the Company is not taxed on the Separate Account's operations. Thus, currently the Company does not deduct a charge from the Separate Account for federal income tax. However, the Company reserves the right to charge the Separate Account for any future federal income tax it might incur.

          In addition to the Premium taxes, the Company incurs state and local taxes under the current law of several states. These other taxes are not now significant and the Company does not currently charge for them. However, if the taxes increase the Company may deduct charges for such taxes. Any such charges for such tax will be imposed on all of the affected Policies.

     H.   DEATH BENEFITS

          PAYMENT OF DEATH BENEFIT PROCEEDS. As long as the Policy remains in force, the Company will pay the Death Benefit Proceeds to the Beneficiary upon receipt of satisfactory proof of death of the Insured on a single life Policy or both Insureds on a last survivor Policy. The Company may require the Policy to be returned prior to its distribution of Death Benefit Proceeds. If all Beneficiaries die before the Insured on a single life Policy or the Last Insured on a last survivor Policy, the Company will pay the Death Benefit Proceeds in a lump sum to the Owner or to the Owner's estate.

          Death Benefit Proceeds from a Single Life Term Rider on a last survivor Policy are paid upon receipt of satisfactory proof of the death of the Insured covered under the rider.

          Death Benefit Proceeds are calculated as of the end of the date of the death of the last surviving Insured.

          THE DEATH BENEFIT PROCEEDS. The Death Benefit Proceeds will equal:

          o    the death benefit; PLUS

          o    any additional insurance provided by rider; MINUS

          o    any unpaid Monthly Charges; MINUS

          o    any Outstanding Loan Amounts.

          If all or part of the Death Benefit Proceeds are paid in one sum, the Company will pay interest on this sum from the date of death to the date of payment as required by applicable state law.

          DEATH BENEFIT OPTIONS. The Policy provides two death benefit options:
          Option 1 and Option 2.

          OPTION 1. Option 1 provides a level death benefit. It is equal to the greater of:

          o    the Face Amount; and

          o the minimum death benefit required under the tax test the Owner selected.

          OPTION 2. Option 2 provides an increasing death benefit. It is equal to the greater of:

          o The Face Amount plus the Policy Value (determined on the date of the death of the Insured on a single life Policy or the Last Insured on a last survivor Policy); and

          o the minimum death benefit required under the tax test the Owner selected.

          ACCELERATED DEATH BENEFITS. In states where the benefit is available, an accelerated payment of part or all of a Policy's death benefit may be received prior to the Final Policy Date and while the Policy is in force, when the Insured (or, in a last survivor Policy, the last remaining Insured) develops a terminal illness, which is expected to result in his or her death within 12 months.

          Subject to state variation, an Owner may elect to accelerate all or only a proportion of the Death Benefit Proceeds before reduction for any Outstanding Loan Amounts and unpaid Monthly Charges (the "available proceeds"). However, an amount less than 25% of the available proceeds or $50,000, whichever is less, cannot be accelerated.

          The accelerated death benefit payment will vary from state to state but will generally equal the requested available proceeds discounted for one year of interest and reduced by:

          o    an administrative expense charge not to exceed $200;

          o any amounts due within the Policy's Grace Period which are unpaid on the date the Company approves an application for an accelerated death benefit; and

          o any Outstanding Loan Amounts existing on the date the Company approves an application for an accelerated death benefit multiplied by the ratio of the accelerated available proceeds to the available proceeds before the acceleration.

          If the Company approves an application for partial acceleration of available proceeds, the unaccelerated portion of the Policy's Death Benefit Proceeds will remain in effect. After the payment of an accelerated death benefit, the Policy's Face Amount, Policy Value, and any Outstanding Loan Amounts will be reduced by the ratio of the accelerated available proceeds to the available proceeds before the acceleration. The acceleration of all available proceeds will result in the termination of the Policy.

          There is no restriction on the use of accelerated death benefit payments. Death benefit amounts under a four-year level term insurance rider or a single life term rider are not available for acceleration.

          Additional conditions for the right to receive an accelerated death benefit payment may be contained in a Policy. The Policies will address the effects of an accelerated death benefit on incontestability and suicide.

          CHANGING DEATH BENEFIT OPTIONS. After the first Policy Year, the Owner may change the death benefit options with no additional charge while the Policy is in force.

          No change in death benefit options will be made that would result in a Policy being disqualified as a life insurance contract under Section 7702 of the Code. A change that would make a Policy a MEC under the Code will not be made without specific instructions and Acceptable Notice provided to the Company to that effect.

          To change death benefit options:

          o    The Owner must submit an Acceptable Request.

          o The effective date of the change will be the Monthly Charge Date on or following the date when the request for a change is approved.

          o Under a single life Policy, no change can be made if Monthly Charges are then being waived under any Waiver of Monthly Charges Rider attached to the Policy.

          In addition, for a change from Option 1 to Option 2:

          o For a single life Policy, the Insured must be alive, and for a last survivor Policy, both Insureds must be alive.

          o Where permitted by law, satisfactory evidence of insurability may be required for this change.

          o The Face Amount will be decreased (beginning with the most recent increase, then the next most recent increases in succession, and then the Initial Face Amount) on the effective date of the change by the Policy Value.

          o The death benefit will remain approximately the same on the effective date of the change.

          o The net amount at risk will generally remain level. This means there may be a relative increase in the cost of insurance charges over time because the net amount at risk will remain level rather than decrease as the Policy Value increases (unless the death benefit is based on the applicable percentage of Policy Value).

          o If the Face Amount would be reduced to less than the minimum Face Amount in which the Policy could be issued, then the change will not be allowed.

          o If, before the change, the Face Amount is less than the minimum death benefit required by Code Section 7702, the change will not be allowed.

          In addition, for a change from Option 2 to Option 1:

          o For a single life Policy, the Insured must be alive, and for a last survivor Policy, at least one of the Insured's must be alive.

          o    No evidence of insurability is required.

          o The Face Amount will be increased on the effective date of the change by the Policy Value.

          o The death benefit will remain approximately the same on the effective date of the change.

          Unless the death benefit is based on the minimum death benefit required by Code Section 7702, if the Policy Value increases, the net amount at risk will decrease, thereby reducing the cost of insurance charge. Similarly, if the Policy Value decreases, the net amount at risk will increase, thereby raising the cost of the insurance charge.

          CHANGING THE FACE AMOUNT. The Face Amount selected in the application for a Policy may be changed after the first Policy Year and while the Policy is in force. No change will be permitted that would result in the Policy being disqualified as a life insurance contract under
          Section 7702 of the Code. Changes in the Face Amount of a Policy are subject to the following conditions.

          For increases in the Face Amount:

          o Increases may be made by submitting an application with evidence of insurability satisfactory to the Company at the Company's Administrative Office.

          o    The minimum increase is $10,000.

          o On the effective date of an increase, taking into consideration the increase, the Cash Surrender Value must be equal to the Monthly Charges then due.

          o An increase will be effective on the Monthly Charge Date on or next following the date the Company approves the change, provided that an Insured is living on that date.

          o Under a single life Policy, an increase in Face Amount will not be permitted if the Monthly Charges are then being waived under any Waiver of Monthly Charges Rider attached to the Policy.

          o The Face Amount may not be increased on or after the Insured's Attained Age 81 for a single life Policy or the older Insured's Attained Age 81 for a last survivor Policy. The Insured (or, in a last survivor Policy, both Insureds) must be alive on the date the Company receives a request in order to increase the Face Amount. The total net amount at risk will be affected, which will increase the monthly cost of insurance charges.

          o Each increase in Face Amount will have its own Underwriting Class, cost of insurance rates, and policy unit charges.

          o The Company reserves the right to limit increases in the Face Amount to one increase in any 12-month period.

          For decreases in Face Value:

          o An Acceptable Request to decrease the Face Amount must be received by the Company.

          o    Face Value may not be decreased below the minimum Face Amount.

          o The Insured (or, in a last survivor Policy, at least one Insured) must be alive on the date the Company receives an Acceptable Notice in order to decrease the Face Amount.

          o    The minimum decrease is $10,000.

          o Any decrease will be effective on the Monthly Charge Date on or next following the date the Company approves the request.

          o To apply the decrease, any increases in the Face Amount, starting with the most recent, will be reduced. After all increases have been eliminated, the Initial Face Amount will be reduced.

          o A decrease in Face Amount generally will decrease the net amount at risk, which will decrease the cost of insurance charges. For purposes of determining the cost of insurance charge, any decrease will first be used to reduce the most recent increase, then the next most recent increases in succession, and then the Initial Face Amount.

          o No decrease in Face Amount will be permitted if, after the decrease, the death benefit would be less than the minimum death benefit required by Code Section 7702.

          o If a decrease in Face Amount would cause the Policy to be classified as a MEC, the decrease will not be processed until the Owner provides the Company with an Acceptable Notice with specific instructions to that effect.

     I.   POLICY LOANS

          POLICY LOANS. While the Policy is in force, the Owner may obtain a Policy loan from the Company at any time by submitting an Acceptable Request to borrow money from the Company using the Policy as the only collateral for the loan. The maximum loan amount is 90% of the Cash Surrender Value on the date of the loan, and the minimum is $1,000. Loans will take effect on the Business Day the

          Company receives a request and normally the amount of the loan is paid within 7 days of the Company receiving an Acceptable Request for a loan.

          COLLATERAL FOR POLICY LOANS. As collateral for a loan, an amount equal to the loan is transferred from the Separate Account and Fixed-Rate Account to the Loan Account in accordance with the Owner's instructions. An Owner may request that this amount be transferred from specific Investment Option accounts. If no such instructions are received the amount will be transferred, on a pro rata basis, from all of the accounts with a positive value. The Loan Account is part of the Company's general account.

          INTEREST ON POLICY LOANS. The Company charges interest at the greater of 4% or the published monthly average of corporate bond yields for the calendar month ending two months before the month in which a Policy Year begins. An interest rate to charge for loans is set as of the beginning of the Policy Year and applies for the entire Policy Year. Charged interest is due and payable on the earlier of the Policy Anniversary or when the Cash Surrender Value is insufficient to pay the Monthly Charge. At that time, any unpaid interest becomes part of the Outstanding Loan Amount and accrues interest at the then current rate. On each Policy Anniversary, a pro rata amount of the unpaid interest will be transferred to the Loan Account so that the Loan Account will be equal to the Outstanding Loan Amount as of the date on which charged interest is due and payable.

          EFFECT ON DEATH BENEFIT AND SURRENDER VALUE. Any Outstanding Loan Amounts will be deducted from the Policy Value upon Surrender, and from Death Benefit Proceeds payable on the death of the Insured on a single life Policy or the Last Insured on a last survivor Policy.

     J.   LUMP SUM PAYMENTS BY THE COMPANY

          Payment of the amount of any Surrender, partial withdrawal, Death Benefit Proceeds, loan, or payment methods will usually be made within seven days after receipt of all of the applicable Acceptable Notices, and/or due proofs of death. The Company may postpone the payment of any such amounts if:

          1. the New York Stock Exchange is closed for trading, other than customary holiday or the weekend closings, or trading on the NYSE is restricted, as determined by the Commission; or

          2. an emergency exists, as a result of which the Securities and Exchange Commission determines that (A) the disposal of shares in an Investment Account's corresponding Fund is not reasonably practicable, or (B) it is not reasonably practicable to fairly determine the value of the net assets of an Investment Account's corresponding Fund; or

          3. an Investment Account's corresponding Fund lawfully suspends payment or redemption of its shares pursuant to an order of the Securities and Exchange Commission; or

          4. an Owner has submitted a check or draft to the Company's Administrative Office, which allows the Company to defer payment of Surrenders, partial withdrawals, Death Benefit Proceeds or payments under a payment method until the check or draft has been honored.

          Payment of amounts from the Fixed-Rate Account may be deferred for up to 6 months after the Company's receipt of Acceptable Notice, but a payment from the Fixed-Rate Account that is to be applied to pay required Premiums on other policies in force with the Company will not be deferred. Interest is paid at an annual rate from the effective date of the withdrawal, Surrender or loan if the Company delays payment for 10 days or more. This annual rate will be at an effective rate of at least 2.5% per year.

     K.   REDEMPTION ERRORS

          In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts redeemed from the Investment Accounts and the Fixed-Rate Account, except for de minimus amounts.

     L.   POLICY RIDERS

          The following riders are available to provide supplemental benefits under the Policy. Most of these riders are subject to age and underwriting requirements, and, unless otherwise indicated, must be purchased when the Policy is issued. Monthly Charges are deducted from the Policy Value for these riders as part of the Monthly Charge. The riders provide fixed benefits that do not vary with the investment performance of the Separate Account. The riders may not be available in all states.

          AUTOMATIC INCREASE RIDER. This rider is available both for a Policy issued on a single life or a Policy issued on a last survivor basis. This rider increases the Face Amount of the Policy by 5% of the Initial Face Amount on each of the first ten policy anniversaries. This rider can only be selected when the Policy is issued and current charges are the same as for the Initial Face Amount of the base Policy.

          FOUR-YEAR TERM BENEFIT RIDER. This rider is available both for a Policy issued on a single life or a Policy issued on a last survivor basis. Subject to the Company's underwriting requirements, the rider provides level term insurance coverage equal to 125% of the Initial Face Amount for four years from the Issue Date. This rider can only be selected when the Policy is issued.


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


          GUARANTEED MINIMUM DEATH BENEFIT RIDER. This rider is available both for a Policy issued on a single life or a Policy issued on a last survivor basis. Under this rider, the Policy and other riders added to it will remain in force even if the Cash Surrender Value is less than the Monthly Charge due if the rider's Premium requirements are satisfied. This rider requires that total Premium payments made be equal to or greater than: (a) the total monthly guaranteed minimum death benefit Premiums (as specified in the Policy) for each Monthly Charge Date starting with the Policy Date; (b) any Outstanding Loan Amount; and (c) the total withdrawals made. There is no specific charge to add this rider to a Policy, although required Premium levels must be paid in order to keep it in force.

          WAIVER OF MONTHLY CHARGES RIDER. This rider is available only for a Policy issued on a single life basis at issue for Issue Ages 20-60 and at Attained Age 20 for Issue Ages 0-19. This rider waives the Monthly Charge while the Insured is disabled, as defined in the rider, as long as the disability commenced prior to the Insured's Attained Age 65 and has continued for at least six consecutive months without any period of recovery. The Company imposes a charge each month as part of the Monthly Charge if this rider is selected, which depends on the Issue Age and, in most states, sex of the Insured (the charge is higher for females than males). Additional restrictions and charges apply if this rider is selected and later the Face Amount is increased.

          POLICY SPLIT RIDER. This rider is available only for Policies issued on a last survivor basis. It allows the base policy to be split into two single life Policies in the event of a divorce between two married Insureds, or a business dissolution between two Insured partners or significant shareholders. The election to split the Policy must be made between 6 months and 1 year of the triggering event.

          SINGLE LIFE TERM RIDER. This rider is available only at issue for Policies issued on a last survivor basis. This rider is available for one of the covered Insureds. It provides a level death benefit on the death of the covered Insured in the form of term insurance. It is available only at issue and will provide coverage through the Insured's age 80. The rider will be taken into account in determining the minimum guarantee Premiums under the Guaranteed Minimum Death Benefit Rider.

     M.   MISSTATEMENT OF AGE OR SEX

          If the Insured's age or, in most states, the Insured's sex has been stated incorrectly in the application and the Company discovers such misstatement after the death of the Insured on a single life Policy or the Last Insured on a last survivor Policy, the amount of death benefit will be that which would be purchased by the most recent deduction for the cost of the insurance charge at the correct age or sex. The amount of death benefit for any riders will be that which would be purchased by the most recent deduction for rider charges at the correct age or sex. In most states, if the Company discovers such misstatement while the Insured on a single life Policy or the Last Insured on a last survivor Policy is living, the Company will retroactively adjust the Policy Value to reflect the Monthly Charges that should have been made for the correct age or sex of the Insured(s).

     N.   INCONTESTABILITY

          The Policy, application(s), policy schedule pages, and any riders are the entire contract. Only statements made in the applications (or any supplements thereto) can be used to void the Policy or to deny a claim. The Company assumes that all statements in an application are true to the best knowledge and belief of the person(s) who made them, and, in the absence of fraud, those statements are considered representations and not warranties. The Company relies on those statements when it issues or changes a Policy. As a result of differences in applicable state laws, certain provisions of the Policy may vary from state to state.

          The Company may not contest the Policy after the Policy has been in force during the lifetime of the Insured(s) for two years from the Issue Date, except for nonpayment of Premium. The Company may not contest any Policy change that requires evidence of insurability, or any reinstatement of the Policy, after such change or reinstatement has been in effect during the lifetime of the Insured(s) for two years. The contestable period of a Policy issued as a result of a conversion option from term insurance will be measured from the Issue Date of the term policy.

          If a Policy Lapses, the Company may contest the validity of a Policy for two years from the date it was reinstated. Generally, the Company loses the right to contest a reinstated Policy after it has been in force for two years from the reinstatement date during the lifetime of the person Insured by the Policy.

          If the death benefit is changed from Option 1 to 2, the Company may contest the amount of any increase in the death benefit due to such change after such change has been in force for two years from the date the change takes effect. If the Face Amount has been increased subject to evidence of insurability, the Company will not contest such increase after it has been in force during the lifetime of the Insured(s) for two years from the date the increase takes effect. If a change from death benefit Option 1 to 2 or increase in Face Amount subject to insurability is successfully contested, the death benefit will be what would have been payable had such change or increase not taken effect. The additional cost of insurance, policy unit, and rider charges associated with such increase or change will be refunded to the Policy's Policy Value.


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


          The right to contest a last survivor Policy varies from state to state. In most states, with respect to each life insured, the Policy will be incontestable after it has been in force during the lifetime of that Insured for two years from its Issue Date. If the death of the first Insured to die occurs within two years after the Issue Date, the Policy will not be contested due to a material misrepresentation concerning only the first Insured to die more than 12 months after receipt of proof of such death.

     O.   SUICIDE EXCLUSION

          If an Insured commits suicide within two years of the Issue Date, the Policy will terminate and the Company's liability will be limited to an amount equal to the Premiums paid, less any Outstanding Loan Amounts, and less any partial withdrawals previously paid. However, if the Policy is issued as a result of a conversion option from term insurance, the suicide period will be measured from the Issue Date of the term policy.

          If an Insured commits suicide within two years from the effective date of any increase in Face Amount for which evidence of insurability had been provided, or within two years from the effective date of a change from death benefit Option 1 to 2, the Policy will terminate and the Company's liability will be limited to the death benefit that would have been payable had the increase or change not taken effect. The Company will also refund to the Policy Value any additional cost of insurance, policy unit, and rider charges associated with such increase or change.

          For last survivor Policies, the suicide exclusion will vary from state to state. In certain states, if either Insured commits suicide, the suicide exclusion will apply and the Policy will terminate and the Company's liability will be limited to an amount equal to the Premiums paid, less any Outstanding Loan Amounts, and less any partial withdrawals previously paid. In these states, the Company will generally offer the surviving Insured a single life Policy without evidence of insurability. In the remaining states, the suicide exclusion will apply only upon the suicide of the Last Insured.


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